Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Aurora Gold Corporation and Subsidiaries (an exploration stage company) (the “Company”) of our report dated April 15, 2011, on our audits of the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss), and cash flows for the years then ended, and for the period from October 10, 1995 (date of inception) to December 31, 2010.

Our report, dated April 15, 2011, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses since inception, has not been able to generate any operating revenues to date, and used cash from operations of $2,423,112 in 2010. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference of our firm under the heading “Experts” in the Registration Statement on Form S-1.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
October 28, 2011